As filed with the Securities and Exchange Commission on July 13, 2023

Registration No. 333-254050

Registration No. 333-238137

Registration No. 333-214709

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment

to

FORM S-3 REGISTRATION STATEMENT NO. 333-254050

POST-EFFECTIVE AMENDMENT NO. 1

to
FORM S-3 REGISTRATION STATEMENT NO. 333-238137

to

FORM S-3 REGISTRATION STATEMENT NO. 333-214709

POST-EFFECTIVE AMENDMENT NO. 1
UNDER
THE SECURITIES ACT OF 1933

BAYTEX ENERGY USA, INC.
(formerly Ranger Oil Corporation)

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

76-0389487
(I.R.S. Employer Identification Number)

16285 Park Ten Place, Suite 500

Houston, Texas 77084

(713) 722-6500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

The Corporation Trust Company

Corporation Trust Center

1209 Orange ST.,

Wilmington, Delaware 19801
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael S. Telle
Joanna Enns
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Baytex Energy USA, Inc., a Delaware corporation (“BTE USA” and the “Registrant” in its capacity as successor to Ranger Oil Corporation, a Delaware corporation (“Ranger”)), deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the following Registration Statements on Form S-3 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-254050), filed with the Commission on March 9, 2021, as amended on August 5, 2021, registering shares of common stock of the Registrant;

•	Registration Statement on Form S-3 (No. 333-238137), filed with the Commission on May 8, 2020, registering shares of common stock, preferred stock, debt securities, guarantees of debt securities, subscription rights and warrants of the Registrant; and

•	Registration Statement on Form S-1 (No. 333-214709), filed with the Commission on November 18, 2016, as amended by Amendment No. 1 filed on December 16, 2016 and Amendment No. 2 filed on January 5, 2017, became effective on January 10, 2017 and converted into a registration statement on Form S-3 on December 20, 2017, registering shares of common stock of the Registrant.

Pursuant to that certain Agreement and Plan of Merger, dated as of  February 27, 2023, by and between Baytex Energy Corp. (“Baytex”) and Ranger (the “Original Merger Agreement”), as modified by that certain Joinder Agreement, dated as of May 3, 2023, by and among Nebula Merger Sub, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of Baytex (“Merger Sub”), Baytex and Ranger (the “Joinder” and together with the Original Merger Agreement, the “Merger Agreement”), Merger Sub merged with and into Ranger, with Ranger surviving such merger (in such capacity, the “Surviving Entity”) as an indirect, wholly owned subsidiary of Baytex (the “Merger”). The Merger became effective on June 20, 2023 upon the issuance of both a certificate of merger by the Secretary of State of the State of Delaware and articles of merger by the Virginia State Corporation Commission. Immediately following the Merger, Baytex, the Surviving Entity and certain of their affiliates engaged in a series of post-closing restructuring transactions pursuant to which, among other things, (i) all of the stock of the Surviving Entity was contributed to BTE USA Intermediate, Inc., a Delaware corporation and a newly formed, indirect, wholly owned subsidiary of Baytex, (ii) in connection therewith, the Surviving Entity converted and redomiciled from a Virginia corporation to a Delaware limited liability company named “Ranger Oil LLC” and (iii) subsequently, Ranger Oil LLC merged with and into BTE USA, f/k/a ROCC Oil & Gas I, LLC and a direct, wholly owned subsidiary of Ranger Oil LLC, with BTE USA surviving such merger as a direct, wholly owned subsidiary of BTE USA Intermediate and an indirect, wholly owned subsidiary of Baytex. As a result of the foregoing transactions, BTE USA succeeded to its status as the Registrant.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered thereunder which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this July 13, 2023.

BAYTEX ENERGY USA, INC.

By:	/s/ Kayla Baird
Name:	Kayla Baird
Title:	Vice President, U.S. Accounting and Corporate Services

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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